STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/04/2000
001604226 - 0909106

RESTATED CERTIFICATE OF INCORPORATION OF ADVANCED OXYGEN TECHNOLOGIES, INC.

1. The name of the corporation is ADVANCED OXYGEN TECHNOLOGIES, INC.; the corporation was originally incorporated under the name IMPERIAL MANUFACTURING CORPORATION. The original certificate of incorporation was filed with the Secretary of State of Delaware on the 27th day of February 1981. A Certificate of amendment was filed on October 26, 1993 changing the name of the corporation to ADVANCED OXYGEN TECHNOLOGIES, INC. This document is being filed and executed in accordance to Sections 245, 242 and 103 of the Delaware Corporation Law, and amends and restates as follows:

CERTIFICATE OF INCORPORATION Of ADVANCED OXYGEN TECHNOLOGIES, INC.

FIRST: The name of the corporation is
<u>ADVANCED OXYGEN TECHNOLOGIES, INC.</u>

SECOND: The address of its registered office in the State of Delaware is 3422 Old Capitol Trail, Suite 700, Wilmington, DE 19808, county of New Castle. The name of its registered agent at said address is DELAWARE BUSINESS INCORPORATORS, INC.

THIRD: The nature of the business or purpose to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of stock which the corporation shall have the authority to issue is one hundred million (100,000,000) shares, of which ninety million (90,000,000) shares, of the par value of one cent ($.01) shall be common shares, amounting in the aggregate to nine hundred thousand dollars ($900,000.00), and ten million (10,000,000) shares, of the par value of one cent ($.01) shall be preferred shares, amounting in the aggregate to one hundred thousand dollars ($100,000.00).

(b) The corporation may issue any class of preferred shares in series. The Board of Directors shall have authority to establish and designate series and to fix the number of shares included in the relative rights, preferences and limitations as between series, provided that when the stated dividends and amounts payable on liquidation are not paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums payable were discharged in full. Shares of each such series from shares of all other series.

FIFTH: The corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter ore repeal the by-laws of the corporation.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provisions contained in the statues) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the

By-laws of the corporation. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

8. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any count of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditors or stockholders thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees and dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
9. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this certificate of incorporation, in the manner now or hereafter prescribed by statue, and all rights conferred upon stockholders herein are granted subject to this reservation

IN WITNESS WHEREOF, ADVANCED OXYGEN TECHNOLOGIES, INC. has caused its corporate seal to be hereunto affixed and this certificate shall be signed by Robert E. Wolfe, its President, and shall be attested by Joseph N. Noll, its Secretary, this 18th day of April, 2000.

Advanced Oxygen Technologies, Inc.

BY:
/a/ Robert E. Wolfe /a/
President